EXHIBIT 99.1

Hain Celestial Appoints Alison E. Lewis President and Chief Executive Officer

HOBOKEN, N.J., December 15, 2025 – The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”) (Nasdaq: HAIN), today announced that Alison E. Lewis has been appointed President and Chief Executive Officer, effective immediately. Ms. Lewis had been serving as Hain Celestial’s Interim President and Chief Executive Officer since May 2025. Ms. Lewis will also continue in her role as a member of the Board of Directors (the “Board”).

Dawn Zier, Chair of the Board, said, “The Board has had the opportunity over the past few months to observe Alison in action. We are pleased with the bold moves she has already taken to reduce costs, the turnaround agenda she has put in place designed to drive margins and growth, and her focus on progressing the strategic review with Goldman Sachs. With Alison’s deep CPG expertise and track record of strong performance, we believe she is best equipped to create shareholder value and lead Hain as our next CEO.”

Alison Lewis said, “I am honored to lead Hain Celestial and look forward to delivering our strategy to reposition the company for a stronger future. Over the last several months, the company has been intensely focused on our initiatives to stabilize sales, improve profitability, optimize cash, and deleverage our balance sheet. I am proud of the work we are doing and confident in our ability to drive future value for all stakeholders.”

About Alison E. Lewis

Alison E. Lewis has been a member of the Hain Celestial Board of Directors since September 2024, and Interim President and Chief Executive Officer since May 2025. She is a 35-year veteran of the consumer-packaged goods industry. Ms. Lewis served as the Chief Growth Officer of Kimberly-Clark Corporation, a global consumer goods company, from 2019 to August 2024. As Chief Growth Officer, she led the growth strategy for the company’s four categories and was responsible for driving superior in-market execution, unlocking disciplined and profitable revenue growth, and maximizing innovation for value and scale. Prior to Kimberly-Clark, Ms. Lewis served as Chief Marketing Officer at Johnson & Johnson Family of Consumer Companies from 2013 to 2019. Prior to her role at Johnson & Johnson, Ms. Lewis served as Senior Vice President and Chief Marketing Officer, North America at The Coca-Cola Company. Ms. Lewis began her career at Kraft General Foods. She held leadership roles both domestically and internationally at Johnson & Johnson Family of Consumer Companies and the Coca-Cola Company. Her experience in digital-first marketing and sales models placed e-commerce at the forefront of commercial growth and transformation.

About The Hain Celestial Group, Inc.

Hain Celestial is a leading health and wellness company whose purpose is to inspire healthier living for people, communities and the planet through better-for-you brands. For more than 30 years, Hain Celestial has intentionally focused on delivering nutrition and well-being that positively impacts today and tomorrow. Headquartered in Hoboken, N.J., Hain Celestial's products across snacks, baby/kids, beverages and meal preparation are marketed and sold in over 70 countries around the world. Our leading brands include Garden Veggie Snacks™, Terra® chips, Garden of Eatin'® snacks, Hartley’s® jelly, Earth's Best® Organic and Ella's Kitchen® baby and kids foods,

Celestial Seasonings® teas, Joya® and Natumi® plant-based beverages, The Greek Gods® yogurt, Cully & Sully®, Yorkshire Provender®, New Covent Garden® and Imagine® soups, among others. For more information, visit www.hain.com and LinkedIn.

Investor Relations Contact:
Alexis Tessier
Investor.Relations@hain.com

Media Contact:
Justin Godley
Justin.Godley@hain.com